REPORT ON FORM N-SAR FOR NORTHEAST INVESTORS GROWTH FOR PERIOD ENDED DECEMBER 31, 2002


Information Provided Pusuant to Item 77Q3:

Registrant's Chief Executive Officer and Chief Financial officer have concluded, based on an evaluation completed as of February 27, 2003, that the Registrant's Disclosure Controls and Procedures have been effective to provide for the recording, processing, summarization and reporting of the information required to be disclosed by the Registrant in the reports that it files or submits under the Securities Exchange Act of 1934 within the time periods specified by the Securities and Exchange Commission's rules and forms.